UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 2, 2011

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA 94608

(Address of principal executive offices) (Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On August 2, 2011, Amyris, Inc. (the “Company”) entered into a separation agreement with Jeryl Hilleman, the Company’s Chief Financial Officer. Ms. Hilleman will remain the Company’s Chief Financial Officer (“CFO”) through a transition period of up to 17 months. Under the agreement, Ms. Hilleman’s last active day of employment is scheduled to be June 1, 2012 (the “Scheduled Separation Date”), and she will continue to serve as CFO until the earlier of that date or the date that her successor is appointed. If her successor is appointed prior to the Scheduled Separation Date, the agreement contemplates that Ms. Hilleman will continue to perform services to the Company to facilitate the transition, but will no longer serve as an officer of the Company. However, if a successor is not appointed, Ms. Hilleman has further agreed to continue serving as CFO up to December 31, 2012 if the Company so requests.

During the transition period, Ms. Hilleman will continue to receive her current compensation and vest in her outstanding employee equity awards. The Company has also agreed to pay Ms. Hilleman her full 2011 cash bonus of $100,000 by no later than March 15, 2012. If Ms. Hilleman’s employment is terminated by the Company without cause prior to the Scheduled Separation Date, subject to her delivery to the Company of a release of claims, and such release becoming effective, she will also receive a lump sum payment of any unpaid salary that would have been paid to her through the Scheduled Separation Date. The Company has also agreed to make salary continuation payments in installments over twelve months in the aggregate amount of $360,000 following her actual separation date and her execution of a release.

The agreement further provides that in addition to the payments described above, if Ms. Hilleman remains employed after December 31, 2011, the Company will pay Ms. Hilleman a bonus of up to $50,000, adjusted pro rata for her actual period of service through the Scheduled Separation Date. If Ms. Hilleman is terminated without cause before the Scheduled Separation Date, she is entitled to receive the entire $50,000. Furthermore, if Ms. Hilleman is asked to provide services beyond the Scheduled Separation Date and through December 31, 2012, she will be entitled to receive an additional bonus of up to $50,000, adjusted pro rata for her actual period of service. If Ms. Hilleman performs such additional services and is terminated without cause before December 31, 2012, she is entitled to receive the entire additional $50,000. Each of the foregoing bonus payments is subject to Ms. Hilleman delivering the release and allowing it to become effective.

If Ms. Hilleman remains employed through the Scheduled Separation Date (or is terminated without cause before the Scheduled Separation Date) and delivers the release, the Company will also fully accelerate the vesting and exercisability of Ms. Hilleman’s unvested options outstanding as of her actual separation date under the Company’s 2005 Stock Option/Stock Issuance Plan. In addition, if Ms. Hilleman is asked to provide services for any period beyond the Scheduled Separation Date and through December 31, 2012, or is terminated without cause prior to such date, subject to delivery of the release, she will be entitled to acceleration with respect to a portion of her other options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: August 2, 2011	By:	/s/ Tamara Tompkins
Tamara Tompkins
EVP and General Counsel